Exhibit 99.1

July 26, 2012

Dow Reports Second Quarter Results
Dow Generates Higher Cash Flow Despite Lower Revenue
In Challenging Global Economic Conditions;
Sales Decline Led by Europe, with a More Than $400 Million Impact Due to Currency

Second Quarter 2012 Highlights

•	Dow reported earnings of $0.55 per share. This compares with earnings of $0.84 per share in the same quarter last year, or adjusted earnings of $0.85 per share(1).

•
Sales were $14.5 billion, down 10 percent, or 6 percent on an adjusted sales(2) basis. The decline was led by Europe, which decreased 10 percent, driven by adverse currency conditions totaling more than $400 million, or 8 percent. Sales in Agricultural Sciences grew 12 percent, achieving a new second quarter record.

•
Volume declined 5 percent, or 1 percent on an adjusted basis, as increasingly volatile economic conditions and related customer de-stocking occurred throughout most value chains. Volume increases were reported in Agricultural Sciences (up 10 percent) and Performance Plastics (up 3 percent), as well as in Asia Pacific (up 2 percent).

•
Price declined 5 percent, and purchased feedstock and energy costs decreased by nearly $1 billion versus the same quarter last year. Price declined in all geographic areas, led by Europe, which was down 8 percent.

•	EBITDA(3) was nearly $2 billion. Agricultural Sciences EBITDA reached a new record for the first half of the year, surpassing $750 million.

•
The Company's operating rate was 78 percent for the quarter, down 6 percentage points versus the year-ago period, reflecting soft demand coupled with a high number of planned turnarounds. These turnarounds had an impact of approximately 3 percentage points on operating rate in the quarter.

•
Equity earnings were $148 million, versus $291 million in the year-ago period. The decline was due primarily to planned turnarounds at MEGlobal, as well as ongoing silicon value chain weakness for Dow Corning.

•
The Company made further progress against its commitments related to generating cash. Management interventions contributed to a nearly $700 million improvement in cash from operations in the quarter versus the year-ago period.

•	Net debt(4) to total capitalization declined to 40.4 percent, remaining on target to reach the Company's year-end 2012 goal.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(3)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)
Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents,” and “Marketable securities and interest-bearing deposits.”

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Sustained uncertainty in the world economy continues to present a challenging operating environment, and this quarter was no exception. Weak demand due to a slowdown in global growth drove declining prices. This, coupled with an unusually high turnaround season for Dow and a large currency effect, pressured margins in the quarter. We have all of our pre-stated levers in place and are driving a full array of efficiency and cost reduction measures - tightly managing operations to generate cash flow improvements. Dow remains intensely focused on execution - maximizing our world-leading feedstock advantage, driving operating rate improvements in our integrated portfolio, tailoring growth investments to reflect macroeconomic realities, and ensuring prudent use of cash.”

	Three Months Ended
In millions, except per share amounts	June 30, 2012	June 30, 2011
Net Sales	$14,513	$16,046
Adjusted Sales	$14,513	$15,459

Net Income Available for Common Stockholders	$649	$982
Net Income Available for Common Stockholders, excluding Certain Items	$649	$989

Earnings per Common Share - diluted	$0.55	$0.84
Adjusted Earnings per Share	$0.55	$0.85

Review of Second Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.5 billion, down 10 percent, or 6 percent on an adjusted sales basis. The decline was led by Europe, where sales decreased 10 percent driven by adverse currency conditions totaling more than $400 million, or 8 percent. Sales in Agricultural Sciences grew 12 percent, achieving a new second quarter record.
Volume declined 5 percent, or 1 percent on an adjusted basis, as increasingly volatile economic conditions and related customer de-stocking occurred throughout most value chains. However, volume increases were reported in Agricultural Sciences (up 10 percent) and Performance Plastics (up 3 percent), as well as in Asia Pacific (up 2 percent).
Price declined 5 percent, and purchased feedstock and energy costs decreased by nearly $1 billion versus the same quarter last year. Price declined in all geographic areas, led by Europe, Middle East and Africa (EMEA), which was down 8 percent.
The Company reported EBITDA of nearly $2 billion for the quarter. Agricultural Sciences EBITDA reached a new record for the first half of the year, surpassing $750 million.
Earnings for the quarter were $0.55 per share, compared with $0.84 per share or adjusted earnings of $0.85 per share in the same period last year.
Dow's global operating rate was 78 percent for the quarter, down 6 percentage points versus the year-ago period, reflecting soft demand coupled with a high number of planned turnarounds in the quarter. These turnarounds had an impact of approximately 3 percentage points on operating rate in the quarter.

Research and Development (R&D) expenses declined 1 percent versus the same period last year, despite increased technology pipeline investments - primarily in Advanced Materials and Agricultural Sciences - as other cost-reduction initiatives took effect.
Selling, General and Administrative (SG&A) expenses declined 3 percent from the same period last year despite an increase in Agricultural Sciences, which was driven by new product launches and commercial activities.
Equity earnings were $148 million, versus $291 million in the year-ago period. The decline was due primarily to planned turnarounds at MEGlobal, as well as ongoing silicon value chain weakness for Dow Corning.
Net debt to total capitalization declined to 40.4 percent and remains on target to reach the Company's year-end 2012 goal.
“Sustained uncertainty in the world economy continues to present a challenging operating environment, and this quarter was no exception,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “Weak demand due to a slowdown in global growth drove declining prices. This, coupled with an usually high turnaround season for Dow and a large currency effect, pressured margins in the quarter. We have all of our pre-stated levers in place and are driving a full array of efficiency and cost reduction measures - tightly managing operations to generate cash flow improvements. Dow remains intensely focused on execution - maximizing our world-leading feedstock advantage, driving operating rate improvements in our integrated portfolio, tailoring growth investments to reflect macroeconomic realities, and ensuring prudent use of cash.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.2 billion, down 4 percent from the same quarter last year as price and volume each declined 2 percent. Dow Electronic Materials reported sales declines across most businesses, largely due to continued soft demand in the electronics industry. However, the business reported broad-based volume gains in Semiconductor Technologies, partly driven by improving foundry utilization rates. Display Technologies reported significant revenue growth in organic light-emitting diode materials, however this was more than offset by declines in backlight film applications. Dow Electronic Materials recorded several key customer wins on advanced nodes for both memory and logic applications.
Functional Materials revenue declined overall, with mixed performance within its business units. Dow Microbial Control generated volume gains by focusing on energy and water applications, while gains in Dow Wolff Cellulosics were driven by pharmaceutical and food applications. Dow Home and Personal Care revenue was adversely impacted by weakening sales to global brand owners. Higher costs associated with turnarounds in Functional Materials dampened bottom-line results.
Equity earnings were $35 million, up from $25 million versus the year-ago period. EBITDA for the segment was $287 million, flat with the same period last year.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions sales were $1.9 billion, down 6 percent compared with the same period last year. Volume was flat versus the prior year, and price declined 6 percent.
Dow Water and Process Solutions reported record quarterly sales, driven by volume gains. Demand continued to be particularly strong in reverse osmosis membranes in industrial water applications. Sales declines in Dow Building and Construction were principally driven by volume contraction in Europe, where the business recently announced cost reduction actions to improve profitability in the region. Dow Coating Materials reported a decrease in sales as solid volume gains, driven by double-digit growth in North America, were offset by price declines. Weak demand in Asia for less differentiated epoxy-based products caused significant price erosion across all geographic areas. Dow Coating Materials' hiding platform recorded several wins with EVOQUE™ technology as customers continue to reformulate paints to enhance performance and improve the efficiency of titanium dioxide usage.
Equity earnings were $45 million, down from $79 million in the same period last year. The decline was principally due to results at Dow Corning, which was adversely impacted by weakness in the silicon value chain. EBITDA for the segment was $337 million. This compares with EBITDA of $368 million in the year-ago period.

Agricultural Sciences
Agricultural Sciences posted record second quarter sales with revenue of $1.7 billion, up 12 percent versus the year-ago period. Volume increased 10 percent and price rose 2 percent. North America, Latin America, and Asia Pacific all posted double-digit sales growth driven by customer adoption of new products and healthy agricultural market fundamentals. Agricultural Sciences set new first half sales records in both Crop Protection and Seeds, Traits and Oils (ST&O).
Second quarter sales of Crop Protection products rose 8 percent versus the prior year, driven by strong sales growth in North America, Latin America, and Asia Pacific. Sales of new Crop Protection products grew 17 percent, led by gains in aminopyralid and pyroxsulam herbicides and spinetoram insecticide.
Seeds, Traits and Oils (ST&O) reported sales gains of more than 30 percent versus the year-ago period. Increased corn sales in North America and Latin America were a key driver of growth, with increased penetration of SmartStax® hybrids and Refuge Advanced® in North America, and further adoption of Herculex® technology in Latin America.
EBITDA for the segment was $307 million, compared with $287 million in the year-ago period. Agricultural Sciences set a new EBITDA record for the first six months of the year of $758 million, up 9 percent from the first half of 2011.

Performance Materials
Sales in Performance Materials were $3.4 billion, down 11 percent on an adjusted sales basis as volume declined 5 percent and price declined 6 percent. Volume declined in all geographic areas led by Latin America, primarily due to the shutdown of toluene diisocyanate capacity in Brazil.
Polyurethanes recorded demand growth in Asia Pacific driven by new propylene oxide capacity in Thailand. However, these gains were more than offset by price declines. Epoxy sales contracted in the quarter due to continued softness in allylics and phenolics, compared with record-level sales in the year-ago period. Dow Automotive Systems reported price increases in most geographic areas, partially offsetting demand declines in Latin America and EMEA.
Sales in Oxygenated Solvents were significantly impacted by supplier production issues in Asia Pacific, along with weak demand in coating and electronic end-markets. Polyglycols, Surfactants and Fluids

®The SMARTSTAX multi-event technology is developed by Dow AgroSciences LLC and Monsanto. SMARTSTAX is a registered trademark of Monsanto Technology LLC.
®REFUGE ADVANCED and the REFUGE ADVANCED logo are registered trademarks of Dow AgroSciences LLC.
®HERCULEX and the HERCULEX Shield logo are trademarks of Dow AgroSciences LLC.

reported price gains in North America, Asia Pacific and Latin America, as well as double-digit demand growth in Latin America. However, this was offset by weak demand in Asia Pacific. Dow Oil and Gas reported double-digit sales gains driven by strong sector fundamentals, particularly in North America due to continued shale gas dynamics.
EBITDA for the segment was $350 million, compared with EBITDA of $481 million in the year-ago period. The decline was primarily driven by soft demand coupled with lower market pricing levels and high turnaround activity versus the year ago period.

Performance Plastics
Sales in Performance Plastics were $3.7 billion, down 6 percent on an adjusted sales basis, as volume rose 3 percent and price declined 9 percent versus the year-ago period. Double-digit volume gains in Asia Pacific were more than offset by declining prices across all geographic areas.
Dow Elastomers achieved new first-half records for both sales and EBITDA. The business drove double-digit sales gains in Asia Pacific, Latin America and North America, which partially offset declines in EMEA.
Dow Electrical and Telecommunications sales grew versus the year-ago period, with double-digit revenue and volume gains in Asia Pacific. Sales in Performance Packaging declined as volume growth in Asia Pacific, EMEA and Latin America was more than offset by price declines in all geographic areas. Dow Hygiene and Medical also posted volume gains in Asia Pacific, EMEA and Latin America, however this was offset by pricing headwinds in all geographic areas.
Equity earnings were $39 million, down from $59 million in the year-ago period. EBITDA for the segment was $760 million, compared with $958 million in the same period last year. The decline was primarily driven by high turnaround activity in the quarter, which resulted in increased maintenance expenses and sourcing costs compared with the year-ago period.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.7 billion, down 10 percent from the same period last year. Volume decreased 7 percent and price declined 3 percent. Lower sales in the Chlor-Alkali/Chlor-Vinyl business were driven by price declines, coupled with weak demand in the vinyl chloride monomer (VCM) sector in North America. Volume declines also reflected the year-ago shutdown of the Company's VCM asset in Louisiana. Caustic soda recorded strong demand growth for the third consecutive quarter year-over-year. Ethylene Oxide reported higher sales due to pricing strength driven by continued tight market conditions in North America, while ethylene glycol sales declined on weak demand.
Equity Earnings were $52 million, down from $138 million from the same period last year due primarily to planned turnarounds in MEGlobal. EBITDA for the segment was $134 million, compared with $254 million in the same period last year.

Outlook
Commenting on the Company's outlook, Liveris said:
“World economic activity saw marked deterioration throughout the second quarter, driven primarily by Europe's persistent recessionary conditions. Activity in China and elsewhere in the emerging world has decelerated, and recovery in the United States is moderating from its momentum earlier this year, due to weakening consumer confidence, softer trade flows and high unemployment.

“Entering the second half of 2012, the global macro environment is not improving at the rate previously anticipated, and we have structured our business plans accordingly. In the midst of this challenging and volatile environment, we will accelerate our cost reduction and efficiency programs to meet these conditions head on. And as a result we remain squarely focused on managing our operations: implementing disciplined price and volume management, further reducing costs and capital spending, continuing to de-leverage our balance sheet, and generating strong cash flow.
“Despite these near-term headwinds, Dow has the right strategy in place to deliver over the long term. The scale and breadth of our integrated portfolio, coupled with our world-class feedstock advantage and our innovation pipeline, will drive higher returns and value for our shareholders.”

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2011, Dow had annual sales of $60 billion and employed approximately 52,000 people worldwide. The Company's more than 5,000 products are manufactured at 197 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow's management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.

Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
Net Sales	$14,513	$16,046	$29,232	$30,779
Cost of sales	12,200	13,551	24,485	25,668
Research and development expenses	406	411	811	811
Selling, general and administrative expenses	674	695	1,381	1,395
Amortization of intangibles	122	125	244	248
Restructuring charges (Note B)	—	—	357	—
Acquisition-related integration expenses (Note C)	—	—	—	31
Equity in earnings of nonconsolidated affiliates	148	291	317	589
Sundry income (expense) - net (Note D)	27	80	44	(369)
Interest income	10	10	16	17
Interest expense and amortization of debt discount	312	328	641	705
Income Before Income Taxes	984	1,317	1,690	2,158
Provision for income taxes	244	240	430	360
Net Income	740	1,077	1,260	1,798
Net income attributable to noncontrolling interests	6	10	29	21
Net Income Attributable to The Dow Chemical Company	734	1,067	1,231	1,777
Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$649	$982	$1,061	$1,607

Per Common Share Data:
Earnings per common share - basic	$0.55	$0.84	$0.90	$1.39
Earnings per common share - diluted	$0.55	$0.84	$0.90	$1.37

Common stock dividends declared per share of common stock	$0.32	$0.25	$0.57	$0.40
Weighted-average common shares outstanding - basic	1,169.7	1,149.6	1,165.3	1,144.6
Weighted-average common shares outstanding - diluted	1,176.6	1,160.9	1,172.7	1,156.2

Depreciation	$506	$526	$1,016	$1,085
Capital Expenditures	$581	$564	$983	$969
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result, in the first quarter of 2012, the Company recorded pretax restructuring charges of $357 million that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company.

Note D: In the first quarter of 2012, the Company recognized a pretax loss of $24 million on the early extinguishment of debt. In the second quarter of 2011, the Company recognized a pretax loss of $10 million on the early extinguishment of debt ($482 million year to date).

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2012	Dec 31, 2011
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2012: $174; 2011: $170)	$4,128	$5,444
Marketable securities and interest-bearing deposits	2	2
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2012: $134; 2011: $121)	5,251	4,900
Other	4,636	4,726
Inventories	8,380	7,577
Deferred income tax assets - current	462	471
Other current assets	339	302
Total current assets	23,198	23,422
Investments
Investment in nonconsolidated affiliates	3,190	3,405
Other investments (investments carried at fair value - 2012: $2,063; 2011: $2,008)	2,554	2,508
Noncurrent receivables	1,229	1,144
Total investments	6,973	7,057
Property
Property	52,924	52,216
Less accumulated depreciation	35,571	34,917
Net property (variable interest entities restricted - 2012: $2,324; 2011: $2,169)	17,353	17,299
Other Assets
Goodwill	12,896	12,930
Other intangible assets (net of accumulated amortization - 2012: $2,605; 2011: $2,349)	4,898	5,061
Deferred income tax assets - noncurrent	2,582	2,559
Asbestos-related insurance receivables - noncurrent	167	172
Deferred charges and other assets	775	724
Total other assets	21,318	21,446
Total Assets	$68,842	$69,224
Liabilities and Equity
Current Liabilities
Notes payable	$473	$541
Long-term debt due within one year	1,880	2,749
Accounts payable:
Trade	4,586	4,778
Other	2,262	2,216
Income taxes payable	375	382
Deferred income tax liabilities - current	117	129
Dividends payable	462	376
Accrued and other current liabilities	2,474	2,463
Total current liabilities	12,629	13,634
Long-Term Debt (variable interest entities nonrecourse - 2012: $1,308; 2011: $1,138)	18,304	18,310
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,009	1,091
Pension and other postretirement benefits - noncurrent	8,775	9,034
Asbestos-related liabilities - noncurrent	581	608
Other noncurrent obligations	3,173	3,109
Total other noncurrent liabilities	13,538	13,842
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	2,996	2,961
Additional paid-in capital	3,018	2,663
Retained earnings	19,473	19,087
Accumulated other comprehensive loss	(5,967)	(5,996)
Unearned ESOP shares	(399)	(434)
The Dow Chemical Company’s stockholders’ equity	23,121	22,281
Noncontrolling interests	1,103	1,010
Total equity	24,224	23,291
Total Liabilities and Equity	$68,842	$69,224
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
Sales by operating segment
Electronic and Functional Materials	$1,151	$1,197	$2,272	$2,331
Coatings and Infrastructure Solutions	1,888	2,002	3,591	3,734
Agricultural Sciences	1,676	1,500	3,514	3,106
Performance Materials	3,369	3,858	6,842	7,399
Performance Plastics	3,711	4,441	7,302	8,484
Feedstocks and Energy	2,657	2,963	5,592	5,551
Corporate	61	85	119	174
Total	$14,513	$16,046	$29,232	$30,779
EBITDA (1) by operating segment
Electronic and Functional Materials	$287	$287	$530	$544
Coatings and Infrastructure Solutions	337	368	541	618
Agricultural Sciences	307	287	758	693
Performance Materials	350	481	682	1,045
Performance Plastics	760	958	1,478	1,939
Feedstocks and Energy	134	254	332	502
Corporate	(215)	(303)	(653)	(1,067)
Total	$1,960	$2,332	$3,668	$4,274
Certain items decreasing EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$(17)	$—
Coatings and Infrastructure Solutions	—	—	(41)	—
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	(186)	—
Performance Plastics	—	—	—	—
Feedstocks and Energy	—	—	—	—
Corporate	—	(10)	(137)	(513)
Total	$—	$(10)	$(381)	$(513)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$287	$287	$547	$544
Coatings and Infrastructure Solutions	337	368	582	618
Agricultural Sciences	307	287	758	693
Performance Materials	350	481	868	1,045
Performance Plastics	760	958	1,478	1,939
Feedstocks and Energy	134	254	332	502
Corporate	(215)	(293)	(516)	(554)
Total	$1,960	$2,342	$4,049	$4,787
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$35	$25	$54	$49
Coatings and Infrastructure Solutions	45	79	67	147
Agricultural Sciences	(1)	—	—	3
Performance Materials	(20)	(4)	(37)	(9)
Performance Plastics	39	59	73	121
Feedstocks and Energy	52	138	177	293
Corporate	(2)	(6)	(17)	(15)
Total	$148	$291	$317	$589

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
EBITDA	$1,960	$2,332	$3,668	$4,274
- Depreciation and amortization	674	697	1,353	1,428
+ Interest income	10	10	16	17
- Interest expense and amortization of debt discount	312	328	641	705
Income Before Income Taxes	$984	$1,317	$1,690	$2,158
- Provision for income taxes	244	240	430	360
- Net income attributable to noncontrolling interests	6	10	29	21
- Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$649	$982	$1,061	$1,607

(2)	See Supplemental Information for a description of certain items affecting results in 2012 and 2011.

Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
North America	$5,341	$5,814	$10,678	$11,098
Europe, Middle East and Africa	4,867	5,713	10,234	11,071
Asia Pacific	2,645	2,741	5,065	5,226
Latin America	1,660	1,778	3,255	3,384
Total	$14,513	$16,046	$29,232	$30,779

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Six Months Ended
	Jun 30, 2012			Jun 30, 2012
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	(2)%	(2)%	(4)%	(2)%	(1)%	(3)%
Coatings and Infrastructure Solutions	—	(6)	(6)	1	(5)	(4)
Agricultural Sciences	10	2	12	11	2	13
Performance Materials	(7)	(6)	(13)	(3)	(4)	(7)
Performance Plastics	(9)	(7)	(16)	(10)	(4)	(14)
Feedstocks and Energy	(7)	(3)	(10)	—	1	1
Total	(5)%	(5)%	(10)%	(3)%	(2)%	(5)%
North America	(5)%	(3)%	(8)%	(4)%	—%	(4)%
Europe, Middle East and Africa	(7)	(8)	(15)	(3)	(5)	(8)
Asia Pacific	2	(5)	(3)	1	(4)	(3)
Latin America	(6)	(1)	(7)	(4)	—	(4)
Total	(5)%	(5)%	(10)%	(3)%	(2)%	(5)%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended			Six Months Ended
	Jun 30, 2012			Jun 30, 2012
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	(2)%	(2)%	(4)%	(2)%	(1)%	(3)%
Coatings and Infrastructure Solutions	—	(6)	(6)	1	(5)	(4)
Agricultural Sciences	10	2	12	11	2	13
Performance Materials	(5)	(6)	(11)	(1)	(4)	(5)
Performance Plastics	3	(9)	(6)	2	(5)	(3)
Feedstocks and Energy	(7)	(3)	(10)	—	1	1
Total	(1)%	(5)%	(6)%	1%	(2)%	(1)%
North America	(2)%	(3)%	(5)%	—%	—%	—%
Europe, Middle East and Africa	(1)	(8)	(9)	3	(5)	(2)
Asia Pacific	2	(5)	(3)	1	(4)	(3)
Latin America	(4)	(1)	(5)	(3)	—	(3)
Total	(1)%	(5)%	(6)%	1%	(2)%	(1)%

(3)	Excludes sales of the Polypropylene business divested on September 30, 2011 and sales of Dow Haltermann which was divested during 2011.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended June 30, 2012 and June 30, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
Adjusted to exclude certain items (non-GAAP measures)			$649	$989	$0.55	$0.85
Certain items:
Loss on early extinguishment of debt	$—	$(10)	—	(7)	—	(0.01)
Total certain items	$—	$(10)	$—	$(7)	$—	$(0.01)
Reported (GAAP amounts)			$649	$982	$0.55	$0.84

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

Results in the second quarter of 2011 were impacted by one item:

•	Pretax loss of $10 million on the early extinguishment of debt, included in "Sundry income (expense) - net" and reflected in Corporate.

The following table summarizes the impact of certain items recorded in the six-month periods ended June 30, 2012 and June 30, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011
Adjusted to exclude certain items (non-GAAP measures)			$1,363	$1,941	$1.16	$1.66
Certain items:
Restructuring charges	$(357)	$—	(287)	—	(0.25)	—
Acquisition-related integration expenses	—	(31)	—	(20)	—	(0.02)
Loss on early extinguishment of debt	(24)	(482)	(15)	(314)	(0.01)	(0.27)
Total certain items	$(381)	$(513)	$(302)	$(334)	$(0.26)	$(0.29)
Reported (GAAP amounts)			$1,061	$1,607	$0.90	$1.37

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

Results for the six-month period ended June 30, 2012 were unfavorably impacted by two items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program, initiated by the Company in the second quarter of 2011. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges is shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure

Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the item described above for the second quarter of 2011, results for the six-month period ended June 30, 2011 were impacted by the following items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company. The charges are included in "Acquisition-related integration expenses" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $472 million on the early extinguishment of debt, included in "Sundry income (expense) - net" and reflected in Corporate.